TEMPLETON INSTITUTIONAL FUNDS, INC.

                             ARTICLES SUPPLEMENTARY


TEMPLETON INSTITUTIONAL FUNDS, INC., a Maryland Corporation with its principal offices in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:


                  FIRST: The Board of Directors of the Corporation (the "Board"), at a meeting duly convened and held on February 26, 1999, adopted resolutions increasing the aggregate number of authorized shares of capital stock of the Corporation by two hundred million (200,000,000) shares and allocating all of those shares to the Foreign Equity Series (the "Series") of the Corporation. The additional shares shall have the same preferences and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in the Articles of Incorporation, as amended and supplemented (hereafter the "Articles"), and shall be subject to all provision of the Articles relating to shares generally.

                  SECOND: The Board allocated one hundred million (100,000,000) of the newly authorized shares to the "Foreign Equity Series-Primary Shares" class of the Series ("Primary Shares").

                  THIRD: The Board also established a second class of shares of the Series to be designated as the "Foreign Equity Series-Service Shares" class, as distinguished from the Series' currently existing class of shares designated as the "Foreign Equity Series-Primary Shares" class, and allocated one hundred million (100,000,000) newly authorized shares of the Series to such "Foreign Equity Series-Service Shares" class of the Series ("Service Shares").

                  FOURTH: The shares of the Primary Shares and Service Shares class shall represent interests in the same portfolio of investments. The shares of each class of the Series shall have the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, and shall be subject to the same limitations and priorities, as other shares of the Series, all as set forth in the Articles; except for the differences hereinafter set forth:

                        (1) The dividends  and  distributions  of  investment
                    income and capital gains with respect to shares of the Primary Shares and Service Shares class shall be in such amounts as may be declared from time to time by the Board, and such dividends and distributions may vary with respect to shares of the Service Shares class from the dividends and distributions of investment income and capital gains with respect to shares of the Primary Shares class to reflect differing allocations of the expenses of the Corporation among the shares of such classes and any resultant difference among the net asset values per share of the Primary Shares and Service Shares class, to such extent and for such purposes as the Board may deem appropriate. The allocation of investment income and capital gains and expenses and liabilities among the shares of the Primary Shares and Service Shares class may be determined from time to time, by the Board in a Multiple Class Plan adopted by the Corporation in accordance with Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act").

                        (2) Except  as may  otherwise  be required by law
                    pursuant to any applicable order, rule or interpretation issued by the U.S. Securities and Exchange Commission, or otherwise, the holders of the Service Shares class of shares shall have exclusive voting rights with respect to any matter submitted to a vote of stockholders that affects only holders of the Service Shares class of shares, including without limitation, the provisions of any Distribution Plan adopted pursuant to Rule 12b-1 of the Act applicable to shares of the Service Shares class.



                  FIFTH: The shares of each class of the Corporation have been designated by the Board pursuant to authority contained in the Articles.


                  SIXTH: Immediately before the increase as hereinabove set forth, the Corporation was authorized to issue nine hundred forty million (940,000,000) shares of capital stock, all of which was Common Stock par value $0.01 per shares, such shares having the following designations:


NUMBER OF SHARES                                DESIGNATIONS
----------------------------------              -------------------------------
ONE HUNDRED TWENTY MILLION
(120,000,000)                                   Growth Series

THREE HUNDRED FIFTY FIVE MILLION
(355,000,000)                                   Foreign Equity Series
         (355,000,000)                          Foreign Equity Series-Primary
                                                  Shares

THREE HUNDRED TWENTY FIVE MILLION
(325,000,000)                                   Emerging Markets Series

ONE HUNDRED FORTY MILLION
(140,000,000)                                   Emerging Fixed Income Markets
                                                  Series


and having an aggregate par value of nine million four hundred thousand ($9,400,000) dollars. As increased, the Corporation is authorized to issue a total of one billion one hundred forty million (1,140,000,000) shares of capital stock, all of which is Common Stock par value $0.01 per share, having an aggregate par value of eleven million four hundred thousand ($11,400,000) dollars. Immediately after the increase and giving effect to the classification of shares set forth in Articles Second and Third hereof, such shares were classified as follows:


NUMBER OF SHARES                                DESIGNATIONS
----------------------------------              -------------------------------
ONE HUNDRED TWENTY MILLION
(120,000,000)                                   Growth Series

FIVE HUNDRED FIFTY FIVE MILLION
(555,000,000)                                   Foreign Equity Series
         (455,000,000)                              Foreign Equity Series-Primary Shares
         (100,000,000)                              Foreign Equity Series-Service Shares


THREE HUNDRED TWENTY FIVE MILLION
(325,000,000)                                   Emerging Markets Series

ONE HUNDRED FORTY MILLION
(140,000,000)                                   Emerging Fixed Income Markets Series



                  SEVENTH: The Corporation is registered as an open-end management investment company under the Act.


                  EIGHTH: The Board increased the total number of shares of capital stock that the Corporation has authority to issue pursuant to Section 2-105(c) of the Maryland General Corporation Law and classified the shares of the Corporation under the authority contained in the Articles.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its undersigned authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, the matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.


Presented and witnessed on this 27th day of April, 1999.


                                        TEMPLETON INSTITUTIONAL FUNDS, INC.




[CORPORATE SEAL]                        bY:  /s/JOHN R. KAY
                                           ----------------------------
                                           John R. Kay, Vice President



WITNESS: /s/BARBARA J. GREEN
        ------------------------------
        Barbara J. Green, Secretary